Exhibit (a)(17)

ING VARIABLE PORTFOLIOS, INC.

ARTICLES OF AMENDMENT

Effective: May 1, 2009

ING VARIABLE PORTFOLIOS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 (hereinafter referred to as the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to, and does hereby, amend its charter (the “Charter”) as currently in effect.

First: The names of the following series of the Corporation are hereby changed, as indicated below:

Current Name	New Name

ING BlackRock Global Science and Technology Portfolio	ING BlackRock Science and Technology Opportunities Portfolio

ING Lehman Brothers U.S. Aggregate Bond Index Portfolio	ING U.S. Bond Index Portfolio

ING Opportunistic LargeCap Value Portfolio	ING Opportunistic LargeCap Portfolio

ING Russell Global Large Cap Index 85% Portfolio	ING Russell Global Large Cap Index 75% Portfolio

ING VP Index Plus LargeCap Portfolio	ING Index Plus LargeCap Portfolio

ING VP Index Plus MidCap Portfolio	ING Index Plus MidCap Portfolio

ING VP Index Plus SmallCap Portfolio	ING Index Plus SmallCap Portfolio

ING VP Small Company Portfolio	ING Small Company Portfolio

SECOND: The amendment to the Charter herein set forth was duly approved by a majority of the entire Board of Directors of the Corporation and is limited to changes expressly permitted by § 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its Senior Vice President and attested to by its Secretary on April 9, 2009.

WITNESS:		ING Variable Portfolios, Inc.

/s/ Theresa K. Kelety		/s/ Todd Modic
Name:	Theresa K. Kelety	Name:	Todd Modic
Title:	Secretary	Title:	Senior Vice President

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